Exhibit 1.01
LOGITECH INTERNATIONAL S.A.
CONFLICT MINERALS REPORT
FOR THE REPORTING PERIOD FROM JANUARY 1 TO DECEMBER 31, 2015

SECTION ONE: INTRODUCTION
This report for the year ended December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). In this Conflict Minerals Report (“CMR”), references to “Logitech”, the “Company”, “we”, “us” or “our” refer to Logitech International S.A. and its majority-owned subsidiaries and variable interest entities that are required to be consolidated.

Logitech manufactures or contracts to manufacture products that may contain gold, tantalum, tin and tungsten (“3TG”) that are necessary to the functionality or production of the products. Accordingly, the Company has undertaken the measures described in this CMR to trace the origin of these minerals and whether they may have been sourced from the Democratic Republic of Congo (“DRC”) or any of its adjoining countries (collectively, the “Covered Countries”).

Statements in this CMR are based on our due diligence activities performed to date in good faith and are based on information available at the time of this filing, unless otherwise indicated. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or available smelter and refiner (collectively referred to as “Smelters” in this CMR) data, errors or omissions by suppliers or smelters, ongoing certification of smelters, continued guidance or amendments to the Rule, and other issues. Additionally, this CMR may contain forward-looking statements that reflect what we strive to achieve in the future as we continue to improve our responsible sourcing program. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.
1. Company Overview
Logitech International S.A., together with its consolidated subsidiaries, (“Logitech” or the “Company”) is a world leader in designing products that have an everyday place in people’s lives, connecting them to the digital experiences they care about. Over 30 years ago Logitech started connecting people through computers and now it’s designing products that bring people together through music, gaming, video and computing.
Logitech was founded in Switzerland in 1981, and Logitech International S.A. has been the parent holding company of Logitech since 1988. Logitech International S.A. is a Swiss holding company with its registered office in Apples, Switzerland, which conducts its business through subsidiaries in Americas (including North and South America), EMEA (Europe, Middle East, Africa) and Asia Pacific (including, among other countries, China, Taiwan, Japan and Australia). Shares of Logitech International S.A. are listed on both the SIX Swiss Exchange, under the trading symbol LOGN, and the Nasdaq Global Select Market, under the trading symbol LOGI.
Logitech designs, manufactures and markets products that allow people to connect through music, gaming video, computing and other digital platforms. Our products participate in five large markets: Music, Gaming, Video Collaboration, Home Control and Creativity and Productivity. In December 2015, Logitech completed the divestiture of the majority equity stake of our Lifesize business, and, as such, LifeSize products considered in scope for this CMR are those manufactured for sale from January 1, 2015 to December 28, 2015, the date on which the sale transaction closed.

SECTION TWO: LOGITECH PRODUCTS
Conflict minerals in the form of the 3TGs were necessary to the functionality or production of the following categories of products that we manufactured or contracted to manufacture during 2015.

•	Computer products. Mice, keyboards, presenters, trackballs, trackpads and other accessories.

•	Tablet & smartphone products. Tablet folio protective cases, tablet keyboards, and smartphone accessories.

•	Gaming products. Gaming mice, keyboards, headsets and other controllers (joystick, gamepad, steering wheel).

•	Audio products. Speakers, headsets, in-ear headphones and other accessories.

•	Video products. Conference cameras, webcams and other accessories

•	Home Control Products. Home entertainment and connected smart home device controllers

•	LifeSize. Video conferencing systems.

These products are more fully described in our Annual Report on Form 10-K, which can be accessed on our Web site or on the Securities and Exchange Commission’s Web site at http://www.sec.gov, and the reports we file that are published by the SIX Swiss Exchange may be accessed at: http://ir.logitech.com/financial-information/sec-filings/

SECTION THREE: REASONABLE COUNTRY OF ORIGIN INQUIRY
For the reporting period from January 1 to December 31, 2015, Logitech conducted a reasonable country of origin inquiry (“RCOI”) to determine whether any of the conflict minerals necessary to the functionality or production of the products (“Necessary Conflict Minerals”) that we manufactured or contracted to manufacture originated in the Covered Countries. To make this determination, we engaged with our direct suppliers of materials, parts, components or products potentially containing 3TG (“In-Scope Suppliers”) to identify the Smelters of the Necessary Conflict Minerals.

Our RCOI included the following steps:

•	From a total of 496 suppliers, we identified 424 In-Scope Suppliers, out of which 273 In-Scope Suppliers relate to Logitech and 151 In-Scope Suppliers relate to LifeSize;

•
We conducted a survey of our In-Scope Suppliers using the CFSI Conflict Minerals Reporting Template Revision 4.0 or later version (“CMRT” or “Template”), which included questions about the location or mine of origin, and obligated those suppliers to make similar efforts to survey their supply chain using CMRT and report the facilities and location or mine of origin for necessary conflict minerals. Given our position in the supply chain and the fact that Logitech does not directly purchase raw materials, as we are several tiers away from the Smelters and country of origin of the 3TG used in our products, we relied on our first-tier suppliers to provide information about the sources of the 3TG used in our products;

•	We also followed up with In-Scope Suppliers to clarify or update their responses;

•
We received responses from suppliers estimated to represent 97.88% of our In-Scope Suppliers. Logitech was able to receive a 100% supplier response rate and LifeSize received an estimated 94.04% supplier response rate;

•
Each CMRT response was reviewed according to criteria including but not limited to untimely or incomplete responses, or inconsistencies within the data reported in CMRT. We reviewed the responses against the criteria designed to evaluate the adequacy of responses with a goal to determine whether or not potential Smelters may have sourced from the Covered Countries.

Table 1. RCOI result of Logitech

	Logitech + LifeSize	Logitech	LifeSize
In-Scope Suppliers #	424	273	151
Response Ratio	97.88%	100%	94.04%

Suppliers responses indicated that some of the Smelters used by certain Suppliers in our supply chain may obtain 3TG from the Covered Countries. Supplier responses also indicated sourcing 3TG from outside the Covered Countries, from recycled or scrap sources, and from unknown origins. Accordingly, we conducted due diligence to determine the source of 3TG metals and have prepared this Conflict Minerals Report.

SECTION FOUR: DUE DILIGENCE MEASURES
We conducted due diligence on the source and chain of custody of the conflict minerals that are necessary to the functionality or production of our products to ascertain whether these conflict minerals originated in the Covered Countries and financed or benefitted non-state armed groups in any of these countries.
Design of Our Due Diligence Measures
Our conflict minerals due diligence measures have been designed to conform with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (the “OECD Guidance”), as applicable for tin, tantalum, tungsten, gold and downstream companies (as the term is defined in the OECD Guidance), in all material respects. We designed our due diligence measures to:

1.	establish strong Company management systems for conflict minerals supply chain due diligence;

2.	identify and assess conflict minerals risks in our supply chain;

3.	design and implement strategies to respond to conflict minerals risks identified;

4.	contribute to independent third-party audits of the due diligence practices of conflict minerals smelters and refiners by participating in industry organizations; and

5.	report on our conflict minerals supply chain due diligence activities.
Due Diligence Measures Performed
Logitech’s due diligence measures were based on multi-industry initiatives with the smelters of conflict minerals who provide those conflict minerals to Logitech’s suppliers. As a purchaser, Logitech is many steps removed from the mining of the conflict minerals; Logitech does not purchase raw ore or unrefined conflict minerals, and does no purchasing in the Covered Countries. The smelters are consolidating points for raw ore and are in the best position in the total supply chain to know the origin of the ores. For downstream users like Logitech, it is not possible to determine the origin of conflict minerals without information and clarification from suppliers and smelters.
As a member in the Conflict Free Sourcing Initiative (the “CFSI”), we leveraged the due diligence conducted on smelters by the CFSI’s Conflict-Free Smelter Program (the “CFSP”). The CFSP uses independent private sector auditors to audit the source, including mines of origin, and chain of custody of the conflict minerals used by smelters that agree to participate in the CFSP. The smelters that are found to be CFSP compliant are those for which the independent auditor has verified that the smelter’s conflict minerals originated from conflict free mines in the Democratic Republic of the Congo or any of its adjoining countries.
Our due diligence measures included the following activities:

1)
We utilised the already established internal team to implement Logitech’s Conflict Minerals Program again in 2015. The core team members are comprised from the following business units: Sustainability; Lifesize Compliance; Global Sourcing; Legal; Investor Relations and Finance;

2)	We maintained public availability of a Conflict Mineral Policy in 2015 at: http://www.logitech.com/assets/51186/logitech-policy-on-conflict-minerals-jan-2014-signed.pdf;

3)
We established requirements and continued to incorporate these requirements into our standard supplier contracts to define Logitech’s expectations of suppliers regarding sourcing of conflict minerals and reporting of information to Logitech;

4)
We compared the Smelters identified by relevant In-Scope Suppliers via the supply chain survey against the list of facilities that have received a “conflict-free” designation for tantalum, tin, tungsten and gold, such as the Conflict-Free Smelter List (“CFS List”) published by the CFSI, the London Bullion Market Association (the “LBMA”) and the Responsible Jewellery Council (the “RJC”).

5)	We defined a risk management plan for the relevant In-Scope Suppliers that present a potential conflict minerals risk.

6)
We supported the CFSI Conflict-Free Smelter Program, and required relevant In-Scope Suppliers in Logitech supply chain to encourage the facilities in their supply chain to participate in the CFSI Conflict-Free Smelter Program.

SECTION FIVE: DUE DILIGENCE RESULTS

Out of the 361 entities listed by our suppliers as potential smelters, 219 of these entities were identified as certified Conflict-Free using the CFSI Compliant Smelter and Refiner Lists, the LBMA Good Delivery List, and the RJC Chain-of-Custody Certification Program. Another 35 smelters were identified in audit process to become compliant. Accordingly, 70.4% of the Smelters are CFSI compliant or in process to become compliant. The remaining 107 processing facilities could not be determined to be CFSI compliant.

Table 2 below illustrates our progress with Smelters compared to calendar year 2014.
Table 2: Progress in Smelters’ Status

	2014		2015
	Number	% of Total	Number	% of Total
Compliant	161	38.1%	219	60.7%
In process	41	9.7%	35	9.7%
Not yet participating	221	52.2%	107	29.6%
Total	423	100%	361	100%

Table 3 further illustrates our results for each metal by setting forth the number and percentage of Smelters’ facilities that were either Conflict-Free under 3rd party audit program or in the process of becoming compliant as of May 03, 2016.

Table 3: 2015 Conflict Free or In Audit Process Smelters, by Metal

Metal	Smelters and refiners verified as conflict-free or in the audit process
Tantalum	46 of 48 (95.8%)
Tin	72 of 113 (63.7%)
Tungsten	39 of 47 (83.0%)
Gold	97 of 153 (63.4%)

Logitech supports the refinement and expansion of the list of participating Smelters through its membership in the CFSI program.
A small minority of suppliers provided information at a product level or product category level. However all of these suppliers were unable to identify specifically the smelters whose 3TG went into parts supplied to Logitech.
The large majority of the responses received provided data at a company or divisional level or, as described above, were unable to specify the Smelters used for parts supplied to Logitech. We are unable, at this time, to verify that all 3TGs reported by our In-Scope Suppliers were contained in products or parts supplied to us or another Logitech-contracted supplier. We are also unable to verify that any of the 3TG Smelters that our In-Scope Suppliers identified were part of our raw materials supply chain. Nonetheless, we have made a reasonable good faith effort to collect and evaluate the information concerning 3TG Smelters based on information provided by our In-Scope Suppliers.

We have therefore elected not to present the Smelters’ names in this report, with the exception of the Smelters that are certified Conflict-Free using the CFSI Compliant Smelter and Refiner List, the LBMA Good Delivery List, and the RJC Chain-of-Custody Certification Program. Attachment A to this Conflict Minerals Report sets forth the name of the said Smelters.

Efforts to Determine the Conflict Minerals’ Mine or Location of Origin
Through our participation in CFSI, the OECD implementation programs, and requesting our suppliers to complete the Template, we have determined that seeking information about 3TG Smelters in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain, as outlined in Section Four above (“Due Diligence Measures”).

SECTION SIX: NEXT STEPS
Logitech will undertake the following steps, during the next compliance period, with the intention of further mitigating the risk that its supply chain sourcing, utilizing necessary conflict minerals may benefit armed groups, including:

•
Attempting to increase the response rate of suppliers and improve the content of the responses by contracting a third party specialist to engage with these suppliers on an individual basis to understand their challenges in compliance and support their transition.

•	Requesting relevant suppliers to request Smelters to participate in obtaining a conflict free designation from an industry program such as the CFSI Conflict Free Smelter program.

•	Attempting to validate suppliers responses using information collected via independent conflict free smelter validation programs such as the CFSI Conflict Free Smelter program.

•	Enhancing communication with suppliers using Smelters not yet participating to third party audit such as the CFSI Conflict Free Smelter program.

•	Future Non-Conformance: Discontinue doing business with any Logitech Suppliers whom are unable to meet our Conflict Minerals Policy.

Attachment A
List of Certified Conflict-Free Smelters

This List is based on our review of the information provided by the In-Scope Suppliers based on the CFSI Conflict Minerals Reporting Template, the CFSP compliant smelter list, the London Bullion Market Association (LBMA) Good Delivery List, the Responsible Jewelery Council (RJC) Chain-of-Custody Certification Program, as well as other sources as of May 03, 2016.

Metal	Smelter Name	Smelter Location Country
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Asahi Refining Canada Limited	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	DODUCO GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Elemetal Refining, LLC	UNITED STATES
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Company Limited	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN

Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP SA	SWITZERLAND
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Republic Metals Corporation	UNITED STATES
Gold	Royal Canadian Mint	CANADA
Gold	Schone Edelmetaal B.V.	NETHERLANDS
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES

Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Molycorp Silmet A.S.	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Plansee SE Liezen	AUSTRIA
Tantalum	Plansee SE Reutte	AUSTRIA
Tantalum	QuantumClean	UNITED STATES
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Telex Metals	UNITED STATES
Tantalum	Tranzact, Inc.	UNITED STATES
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
Tantalum	Zhuzhou Cemented Carbide	CHINA
Tin	Alpha	UNITED STATES
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN

Tin	Elmet S.L.U. (Metallo Group)	SPAIN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S/A	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo-Chimique N.V.	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT BilliTin Makmur Lestari	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Justindo	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT REFINED BANGKA TIN	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	Resind Indústria e Comércio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA

Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck GmbH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA